SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
[ ] Confidential, for the Use of the Commission Only (as permitted by Rule 14a-6(e)(2))


                                 R&B, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

-------------------------------------------

R & B, Inc.
Notice of Annual Meeting of Shareholders
May 14, 1998
-------------------------------------------


Dear Shareholder:

        The Annual Meeting of Shareholders of R & B, Inc. (the "Company"), a Pennsylvania corporation, has been called and will be held at the Talamore Country Club, 1144 Welsh Road, Ambler, Pennsylvania on Thursday May 14, 1998 at 9:00 a.m., Eastern Daylight Savings Time, to consider and act upon the following matters:

        I.  Election of seven directors for the ensuing year.

        II. Approval of the Amended and Restated Incentive Stock Plan.

        III. Any other business as may lawfully come before the Annual Meeting.

        The Board of Directors has fixed the close of business on March 20, 1998, as the record date for determining the Shareholders of the Company entitled to notice of and to vote at such meeting and any adjournment thereof.

        Whether or not you intend to be present at the Annual Meeting, please date, sign and mail the enclosed proxy card in the envelope provided as promptly as possible. You are cordially invited to attend the Annual Meeting and your proxy will not be used if you are present and prefer to vote in person.


                       By Order of the Board of Directors




                       BARRY D. MYERS
                       Vice President, General Counsel and
                       Assistant Secretary


Colmar, Pennsylvania
April 17, 1998



IT IS IMPORTANT THAT THE ENCLOSED PROXY CARD BE COMPLETED AND PROMPTLY RETURNED. YOUR COOPERATION WILL BE HELPFUL IN REDUCING PROXY SOLICITATION EXPENSES.

                                            R & B, Inc.
                                      3400 East Walnut Street
                                    Colmar, Pennsylvania  18915
                                -----------------------------------

                                          Proxy Statement
                                ----------------------------------

        This Proxy Statement and accompanying proxy card are for the solicitation of proxies by the Board of Directors (the "Board") of R&B, Inc., a Pennsylvania corporation (the "Company"), for its use at the Annual Meeting of Shareholders of the Company (the "Annual Meeting") to be held on Thursday May 14, 1998 at 9:00 a.m., Eastern Daylight Savings Time, and any adjournments of the Annual Meeting. The Annual Meeting will be held at the Talamore Country Club, 1144 Welsh Road, Ambler, Pennsylvania. This Proxy Statement and proxy card are being mailed to shareholders of the Company on or about April 17, 1998.

        At the Annual Meeting, the holders of record on March 20, 1998 (the "Shareholders") of the Company's Common Stock, par value $.01, will act upon the following matters:

        I. Election of seven directors for the ensuing year.

        II. Approval of the Amended and Restated Incentive Stock Plan.

        III. Any other business as may properly come before the Annual Meeting.

        All proxies which are validly completed, signed and returned to the Company prior to the Annual Meeting will be voted in the manner designated. Proxies may be revoked at any time prior to being voted by written notice to the Secretary or by attending the Annual Meeting and voting in person. If no instructions are given, the persons named in the proxy solicited by the Board intend to vote in favor of the election of the nominees named herein. If any other matters properly come before the Annual Meeting, the persons named in the accompanying proxy card will vote on these matters in accordance with their best judgment.

        The Board has fixed the close of business on March 20, 1998 as the record date (the "Record Date") for the determination of shareholders entitled to receive notice and to vote at the Annual Meeting and any adjournments of the Annual Meeting. As of the close of business on the Record Date, there were 8,068,002 shares of Common Stock, issued and outstanding, each of which is entitled to one vote.

        The election of directors will be determined by a plurality vote and the seven nominees receiving the most "for" votes will be elected. Approval of any other proposal will require the affirmative vote of a majority of the shares cast on the proposal. An abstention, withholding of authority to vote or broker non-votes will not have the same legal effect as an "against" vote and will not be counted in determining whether any nominee or any proposal has received the required shareholder vote.

                                       Election of Directors

        The Bylaws of the Company provide that the business of the Company shall be managed by or under the direction of a Board of Directors of not less than two nor more than seven directors, which number shall be fixed from time to time by the Board of Directors. Each director shall be elected at the Annual Meeting of Shareholders for a term that expires at the next regular shareholder's meeting and shall hold office for the term for which he was elected and until a successor is elected and has qualified. The Board of Directors has fixed the number of directors to be elected for the ensuing year at seven and has nominated the seven persons named below for election as directors. Proxies solicited by the Board of Directors will, unless otherwise directed, be voted to elect the seven nominees named below to constitute the entire Board of Directors.

        Except for Paul R. Lederer, all of the nominees named below are current directors of the Company. Each nominee has indicated a willingness to serve as a director for the ensuing year, but in case any nominee is not a candidate at the meeting for any reason, the proxy holders named in the enclosed form of Proxy may vote for a substitute nominee in their discretion.

        The following table set forth certain information as to each nominee for the office of director:

        Name             Age                  Position

Richard N. Berman        41            Chairman of the Board of Directors,
                                       President and Chief Executive Officer

Steven L. Berman         38            Executive Vice President, Secretary-
                                       Treasurer and Director

George L. Bernstein      66            Director

John F. Creamer, Jr.     67            Director

Paul R. Lederer          58            Nominee for Director

Edgar W. Levin           65            Director

Jack A. Robinson         67            Director


        Richard Berman has been Chairman of the Board of Directors, President and Chief Executive Officer of the Company since its inception in October 1978.

        Steven Berman has been Executive Vice President, Secretary-Treasurer and a Director of the Company since its inception.

        George Bernstein has served as a Director since May 1991. Mr. Bernstein is currently Chief Financial and Administrative Officer of Howard Fischer Associates, Inc, an executive search and consulting firm in Philadelphia, Pennsylvania which he joined in 1994. Prior to that he was Chief Operating Officer at Dilworth, Paxson, Kalish and Kauffman, a law firm in Philadelphia, Pennsylvania which he joined in 1991. He is also a Director of Cencor, Inc., a company engaged in consumer financing.

        John F. Creamer, Jr. has served as a Director since May 1995. Mr.Creamer is currently President of Distribution Marketing Services, a marketing and con-sulting firm for the automotive aftermarket located in Stamford, Connecticut. He is also a director of Echlin Inc., a manufacturer of automotive parts for the automotive aftermarket, Bonded Motors, a remanufacturer of engines and HiLite Industries, an original equipment manufacturer of electro-mechanical clutches, brakes and related brake products.

        Paul R. Lederer has been nominated to serve as a Director. Mr. Lederer is currently Executive Vice President Worldwide Aftermarket for Federal-Mogul Corporation, a global manufacturer of a broad range of non-discretionary parts primarily for automobiles, light trucks, heavy trucks, and farm and construction vehicles. Prior to Federal-Mogul, Mr. Lederer was President and Chief Operating Officer of Fel-Pro Incorporated, a private manufacturer of gaskets and related products for the internal combustion engine, which was recently acquired by Federal-Mogul. Before joining Fel-Pro, he was a consultant to several automotive parts companies. Mr. Lederer is currently a director of Fullerton Metals, a private steel service center and TransPro, Inc., a public automotive parts company.

        Edgar Levin has served as a Director since October 1991. Mr. Levin is currently President of Ed Levin Associates, Inc., a management consulting firm. Prior thereto, from 1984 to 1988, he was Senior Vice President of Paramount Communications, Inc. (Gulf & Western, Inc.), a media and entertainment company.

        Jack A. Robinson has served as a Director since July 1995. Mr. Robinson is currently Chairman of the Board and President of JAR Group, LLC, a real estate investment firm. Mr. Robinson is the founder, past Chairman of the Board and Chief Executive Officer of Perry Drug Stores, Inc., a chain of retail drug stores that was acquired by Rite Aide Corporation in early 1995.

        None of the above nominees, except for Richard and Steven Berman who are brothers, are related to any other nominee or to any executive officer of the Company.

Board and Committees

        During the fiscal year ended December 27, 1997, the Board held five meetings; each director has attended at least 75% of the meetings of the Board and Committees of which they were a member. The Board of Directors does not have a nominating committee.

        The Executive Committee has general authority over the supervision and direction of the finances and business of the Company and has the power and authority of the Board in the management of the business and affairs of the Company between meetings of the Board. Currently Richard Berman and Steven Berman serve on the Executive Committee. No meetings were held during the fiscal year ended December 27, 1997.

        The Audit Committee is responsible for general financial oversight, recommends independent accountants for selection by the Board, reviews the results and scope of the audit and the services provided by and the fees paid to the independent public accountants. Currently George Bernstein, John Creamer, Edgar Levin and Jack Robinson serve on the Audit Committee. The Audit Committee held three meetings in the fiscal year ended December 27, 1997.

        The Compensation Committee is responsible for executive compensation and implementation of the Employee Stock Purchase Plan and the 401(k) Retirement Plan. Currently George Bernstein, John Creamer, Edgar Levin and Jack Robinson serve on the Compensation Committee. The Compensation Committee held one meeting during fiscal year ended December 27, 1997.

        Each director of the Company, who is not also an employee of the Company, receives an annual retainer of $12,000 plus $1,000 for attendance at each meeting of the Board and $500 for any Committee meetings. Directors are also eligible for participation in the Incentive Stock Plan.

           The Board Recommends a Vote "For" the Election of the Directors.


              Approval of the Amended and Restated Incentive Stock Plan

        Effective December 27, 1997 the Board of Directors amended and restated the Company's 1990 Incentive Stock Plan (the "Plan") that increased the maximum number of shares issuable under the Plan by 250,000 shares to a total of 672,500 shares, subject to approval by the shareholders of the Company.

Increase in Authorized Shares

        Currently, options for a total of 422,500 shares may be issued under the Plan. Of these shares, approximately 86,000 shares remain currently available for future options. The amendment increases the maximum number of shares issuable under the Employee Plan by 250,000 to a total of 672,500 shares. If the shareholders do not approve the increase, then the maximum number of shares issuable under the Employee Plan will remain at 422,500.

        The purpose of the proposed increase is to provide sufficient shares for future option grants to officers, key employees, consultants and advisors of the Company. The Board of Directors believes that the Company should have shares available under the Plan to provide options to certain of its officers, key employees, consultants and advisors. The Board of Directors believes that the Company and its shareholders significantly benefit from having the Company's key management employees receive options to purchase the Company's Common Stock, and that the opportunity thus afforded these employees to acquire Common Stock is an essential element of an effective management incentive program. The Board of Directors also believes that stock options, particularly incentive stock options, are very valuable in attracting and retaining highly qualified management personnel and in providing additional motivation to management to use their best efforts on behalf of the Company and its shareholders.

Set forth below is a summary of certain  significant  provisions  of the Plan.

General

        Pursuant to the Plan, stock options may be granted which are intended to qualify as incentive stock options ("Incentive Options") under Section 422 of the Internal Revenue Code of 1986, as amended ( the "Code"), as well as stock options not intended to so qualify ("Non-Qualified Options"). The primary purpose of the Plan is to provide additional incentive to key employees and officers of the company by encouraging them to invest in the Company's Common Stock and thereby acquire a proprietary interest in the Company and an increased personal interest in the Company's continued success and progress.

Eligibility and Administration

        All  officers and  employees  of, and  consultants  and advisors to, the
Company or any current or future subsidiary ("Subsidiary") (currently approximately 1,000 people) are eligible to receive options under the Plan. The Plan is administered by the Board of Directors, or by a committee designated by the Board of Directors (the "Committee"). Subject to the provisions of the Plan, the Committee determines, among other things, which officers, directors, employees, consultants and advisors of the Company and any subsidiary will be granted options under the Plan, whether options granted will be Incentive Options of Non-Qualified Options, the number of shares subject to an option, the time at which an option is granted, the rate of option exercisability, the duration of an option and the exercise price of an option. The Committee has the exclusive right to adopt or rescind rules for the administration of the Plan, correct defects and omissions in, reconcile inconsistencies in, and construe the Plan. The Committee also has the right to modify, suspend or terminate the Plan, subject to certain conditions.

Number of Shares Adjustment

        The aggregate number of shares which may be issued upon the exercise of options granted under the Plan will be increased as a result of the proposed amendment from 422,500 to 672,500 shares of the Company's Common Stock. The aggregate number and kind of shares issuable under the Plan is subject to appropriate adjustment to reflect changes in the capitalization of the Company, such as by stock dividend, stock split or other circumstances deemed by the Committee to be similar. Any shares of Common Stock subject to options that terminate unexercised will be available for future options granted under the Plan.

Exercise Price and Terms

        The exercise price for Incentive Options granted under the Plan must be equal to at least 100% of the fair market value of the Company's Common Stock as of the date of the grant of the option, except that the option exercise price of the Incentive Options granted to an individual owning shares of the company possessing more than 10% of the total combined voting power of all classes of stock of the Company must not be less than 110% of the fair market value as of the date of the grant of the option. The option price for Non-Qualified Options must equal at least 100% of the fair market value of the Common Stock on the date of the grant.

        Unless terminated earlier by the option's terms, Non-Qualified Options and Incentive Options granted under the Plan will expire ten years after the date they are granted except that if Incentive Options are granted to an individual owning shares of the Company possessing more than 10% of the total combined voting power of all classes of stock of the Company on the date of the grant, such options will expire five years after the date they are granted.

        Payment of the option price on exercise of Incentive Options and Non-Qualified Options may be made in cash, shares of Common Stock of the Company or a combination of both. Under the terms of the Plan, the Committee could interpret the provision of the plan which allows payment of the option price in shares of Common Stock of the Company to permit the "pyramiding" of shares in successive, simultaneous exercises. As a result, an optionee could initially exercise an option in part, acquiring a small number of shares of Common Stock and immediately thereafter effect further exercises of the option, using the shares of Common Stock acquired upon earlier exercises to pay for an increasingly greater number of shares received on each successive exercise. This procedure could permit an optionee to pay the option price by using a single share of Common Stock or a small number of shares of Common Stock and to acquire a number of shares of common Stock having an aggregate fair market value equal to the excess of (a) the fair market value of all shares to which the option relates over (b) the aggregate exercise price under the option.

Termination of Service, Death and Disability

        All unexercised options will terminate thirty days following the date an optionee ceases to be employed by the company or any Subsidiary, other than by reason of disability or death (but in no event later than the expiration date). An optionee who ceases to be an employee because of a disability must exercise the option within one year after he ceases to be an employee (but in no event later than the expiration date). The heirs or personal representative of a deceased optionee who could have exercised an option while alive may exercise such option within one year following the optionee's death (but in no event later than the expiration date). No option granted under the Plan is transferable except by the laws of descent and distribution in the event of death.

Federal Income Tax Consequences

        Non-Qualified Options. Generally, there will be no federal income tax consequences to either the optionee or the Company on the grant of a Non-Qualified Option. On the exercise of a Non-Qualified Option, the optionee (except as described below) has taxable ordinary income equal to the excess of the fair market value of the shares acquired on the exercise date over the option price of the shares. The Company will be entitled to a federal income tax deduction in the amount equal to such excess provided that the Company (i) complies with applicable withholding rules and (ii) either the deduction limitation imposed by Section 162(m) of the Internal revenue Code of 1986, as amended ("Code") is not exceeded or the Non-Qualified Options are excepted from the limitation imposed by Section 162(m) by reason of qualifying under the performance based compensation exception contained in Section 162(m). See "Section 162(m)" below.

        Upon the sale of stock acquired by exercise of a Non-Qualified Option, optionees will realize long-term or short-term capital gain or loss depending upon their holding period for such stock. Under current law, net capital gain (net long term capital gain less net short term capital loss) is subject to a maximum tax rate of 28%. Capital losses are deductible only to the extent of capital gains for the year plus $3,000 for individuals.

        An optionee who surrenders shares in payment of the exercise price of a Non-Qualified Option will not recognize gain or loss with respect to the shares so delivered unless such shares were acquired pursuant to the exercise of an Incentive Stock Option and the delivery of such shares is a disqualifying disposition. See "Incentive Stock Options" below. The optionee will recognize ordinary income on the exercise of the Non-Qualified Option as described above. Of the shares received in such an exchange, the number of shares equal to the number of shares surrendered will have the same tax basis and capital gains holding period as the shares surrendered. The balance of the shares received will have a tax basis equal to their fair market value on the date of exercise and the capital gains holding period will begin on the date of exercise.

        Incentive Stock Options. Generally, under the Code, an optionee will not realize taxable income by reason of the grant or the exercise of an Incentive Option (see, however, the discussion of alternative minimum tax below). If an optionee exercises an Incentive Option and does not dispose of the shares until the later of (i) two years from the date of the option was granted and (ii) one year from the date of exercise, the entire gain, if any, realized upon disposition of such shares will be taxable to the optionee as long-term capital gain, and the Company will not be entitled to any deduction. If an optionee disposes of the shares within the period of two years from the date of grant or one year from the date of exercise (a "disqualifying disposition"), the optionee generally will realize ordinary income in the year of disposition and the Company will receive a corresponding deduction, in an amount equal to the excess of (1) the lessor of (a) the amount, if any, realized on the disposition and (b) the fair market value of the shares on the date the option was exercised over (2) the option price, provided that the deduction limit of Section 162(m) is not exceeded or the Incentive Option qualifies for the performance-based compensation exception provided for in Section 162(m). See "Section 162(m)" below. Any additional gain realized on the disposition will be long-term capital gain and any loss will be long-term or short-term capital loss. The optionee will be considered to have disposed of a share if he sells, exchanges, makes a gifr of or transfers legal title to the share (except transfers, among others, by pledge, on death or to spouses). If the disposition is by sale or exchange, the optionee's tax basis will equal the amount paid for the share plus any ordinary income realized as a result of the disqualifying disposition.

        The exercise of an Incentive Option may subject the optionee to the alternative minimum tax. The amount by which the fair market value of the shares purchased at the time of the exercise exceeds the option exercise price in an adjustment for purposes of computing the so-called alternative minimum tax. In the event of a disqualifying disposition of the shares in the same taxable year as exercise of the Incentive Option, no adjustment is then required for purposes of the alternative minimum tax, but regular income tax, as described above, may result from such disqualifying disposition.

        An optionee who surrenders shares as payment of the exercise price of his Incentive Option generally will not recognize gain or loss on his surrender of such shares. The surrender of shares previously acquired upon exercise of an Incentive Option in payment of the exercise price of another Incentive Option, is, however, a "disposition" of such shares. If the incentive stock option holding period requirements described above have not been satisfied with respect to such shares, such disposition will be a disqualifying disposition that may cause the optionee to recognize ordinary income as discussed above.

        Under the Code, all of the shares received by an optionee upon exercise of an Incentive Option by surrendering shares will be subject to the incentive stock option holding period requirements. Of those shares, a number of shares (the "Exchange Shares") equal to the number of shares surrendered by the optionee will have the same tax basis for capital gains purposes (increased by an ordinary income recognized as a result of any disqualifying disposition of the surrendered shares if they were incentive stock option shares) and the same capital gains holding period as the shares surrendered. For purposes of determining ordinary income upon a subsequent disqualifying disposition of the Exchange shares, the amount paid for such shares will be deemed to be the fair market value of the shares surrendered. The balance of the shares received by the optionee will have a tax basis ( and a deemed purchase price) of zero and a capital gains holding period beginning on the date of exercise. The Incentive Stock Option holding period for all shares will be the same as if the option had been exercised for cash.

        Section 162(m). Generally, Section 162(m), denies a deduction to any publicly held corporation, such as the Company, for certain compensation exceeding $1,000,000 paid to the chief executive officer and the other four highest paid executive officers during any taxable year. Although ordinary income that is realized upon the exercise of an Incentive Option is potentially subject to the limitation imposed under Section 162(m), Section 162(m) and the regulations thereunder provided that compensation attributable to the stock options granted under the Plan may qualify for the performance-based exclusion in Section 162(m). If the stock options qualify for the performance-based exclusion, the compensation received upon their exercise would not be subject to the deduction limit set forth in Section 162(m). The Company believes that, assuming satisfaction of certain conditions set forth in Section 162(m), the compensation attributable to the stock options granted under the Plan will meet the performance-bases exclusion under Section 162(m) and therefore the deduction limitation will be inapplicable to options to be issued under the Employee Plan.

         As of December 27, 1997 options, net of cancellations, have been granted to fifty-six persons to purchase up to an aggregate of 332,125 shares of common stock (74,025 shares are presently exercisable) at prices ranging from $5.75 to $9.50 and 3,820 shares have been exercised.

                              Executive Compensation and Transactions

        The following table sets forth certain information regarding the annual and long-term compensation for the fiscal years ended December 27, 1997, December 28, 1996 and December 30, 1995, to the Chief Executive Officer and to the four most highly compensated executive officers of the Company serving on December 27, 1997.

                                    Summary Compensation Table

                                                                       Long Term
                                       Annual Compensation (1)        Compensation
                                                                       Securities
Name and Principal                                                     Underlying         All Other
Position                    Year        Salary        Bonus (2)          Options      Compensation (3)
--------                    ----        ------        ----- ---          -------      ------------ ---
Richard N. Berman           1997          $350,000         $39,475                 0              $6,400
 Chairman of the Board,     1996           350,000               0                 0               6,000
 President and Chief        1995           350,000               0                 0               6,000
 Executive Officer

Steven L. Berman            1997           350,000          39,475                 0               6,400
  Executive Vice President, 1996           350,000               0                 0               6,000
  Secretary-Treasurer and   1995           350,000               0                 0               6,000
  Director

David A. Eustice (4)        1997           200,000          50,000                 0                   0
 Chief Operating Officer    1996                 0               0            25,000                   0

Malcolm S. Walter (5)       1997           140,104          14,000            10,000               2,808


 Chief Financial Officer    1996           120,193          14,000            17,500                   0

Ronald R. Montgomery (6)    1997           111,539               0            20,000                   0
 Vice President, Sales

----------------------
(1) The Company provides certain perquisites and other personal benefits to its executive officers which are not included in the table since the total to each of the individuals named above did not exceed the lesser of $50,000 or 10% of their respective cash compensation, except for Mr. Montgomery who received compensation to cover an auto allowance and the cost of relocation for a total of approximately $18,000 in 1997.

(2) Annual bonuses received are reported in the year earned, whether paid in that year or in the following year.

(3) "All Other Compensation" includes the estimated contribution to the Company's 401(k) Plan on behalf of each of the named executives which will be funded one half in cash and one half in Company common stock.

(4) Mr. Eustice was named Vice President, Operations on December 27, 1996 and promoted to Chief Operating Officer on December 27, 1997.

(5) Mr. Walter was named Chief Financial Officer on January 8, 1996.

(6) Mr. Montgomery was named Vice President, Sales on June 2, 1997.

                                      Option Grants in 1997

        The following table contains information about the stock options granted in 1997 to the executive officers named in the Summary Compensation Table. No stock appreciation rights were granted in 1997.

                                          Individual Grants
                                                                                     Potential Realizable
                                                                                       Value at Assumed
                   Number of Secu   % of Total Options                              Annual Rates of Stock
                  rities Underlying     Granted to       Exercise or                Price Appreciation for
                       Options           Employees        Base Price    Expiration      Option Term (2)
                                                                                        ------ ---- ---
Name                 Granted (#)          in 1997        ($/Share) (1)   Date (1)        5%($) 10%($)
----                 ------- ---          -- ----        --------- ---   ---- ---        ----- ------

Mr. Eustice                       0          -                -             -           -           -
Mr. Walter                   10,000        8.0%             9.375       12/15/2007    58,970     149,430
Mr. Montgomery               20,000        15.9%             7.75        6/3/2007     97,500     247,060

---------------------
(1) The exercise price is equal to the fair market value of the stock on the date of grant of the option. All options shown are exercisable in installments of 20% per year beginning one year after the date of grant and expire ten years after the date of grant.

(2) These amounts represent assumed rates of appreciation for the market value of the Company's stock from the date of grant until the end of the option period at rates arbitrarily set by the Securities and Exchange Commission. They are not intended to forecast possible future appreciation in the Company's stock and any actual gains on exercise of options are dependent on the future performance of the Company's stock.


                  Aggregated Option Exercises in 1997 and Year-End Option Values

        The following table shows information with respect to the exercise of stock options during 1997 by each of the named executive officers and the value of the exercisable options on December 27, 1997.


                                                Number of Securities     Value of Unexercised In-the-
                      Shares        Value      Underlying unexercised           Money Options
                    Acquired on   Realized       Options at Year-End          at Year-End ($) (1)
Name                  Exercise       ($)      Exercisable Unexercisable   Exercisable Unexercisable
----                  --------       ---      ----------- -------------   ----------- -------------
Mr. Eustice                    0           0       5,000          20,000         14,060        56,240
Mr. Walter                     0           0       5,500          22,000         16,813        41,000
Mr. Montgomery                 0           0           0          20,000              0        42,500

--------------------
(1) The "Value of Unexercised In-the-Money Options at Year-End" is equal to the difference between the option exercise price and the Common Stock's December 27, 1997 closing price of $9.875 per share as reported on the NASDAQ National Market System.

Employee Stock Purchase Plan

        The Board of Directors has adopted, and the Company's shareholders have approved, the 1992 Employee Stock Purchase Plan (the "1992 Plan") the purpose of which is to advance the interests of the Company, its shareholders and employees by encouraging its employees to acquire a vested interest in the growth and earnings of the Company.

        Under the 1992 Plan, a committee appointed by the Board consisting initially of a minimum of two and a maximum of seven members of the Board will administer the 1992 Plan (the "Committee"). The aggregate maximum number of shares of Common Stock available for grants under the 1992 Plan is 300,000 shares, (with suitable adjustments to reflect changes in the Company's capitalization). Grants under the 1992 Plan may be made to all employees of the Company, although no employee may receive such a grant if immediately after the grant he would own more than 5% of the Company's Common Stock or which, at the date the option is granted, would permit such person's rights to purchase stock under the 1992 Plan and all other employee stock purchase or option plans of the Company, or its parent or subsidiaries, if any, to accrue at a rate exceeding $25,000 of the fair market value of such stock (determined at the time such option is granted) for each year such option is outstanding.

        If the Committee decides to issue options pursuant to the 1992 Plan, options must be granted to all employees of the Company who have been employed for at least one year, other than those employees whose customary employment is 20 hours or less per week and those employees whose customary employment is for not more than five months in any calendar year. All options will expire on the last day of the fiscal year during which the option was granted. The option price will equal 85% of the fair market value of the shares on the date of exercise.

        The 1992 Plan is intended to qualify as an "employee stock purchase plan" within the meaning of Section 423 of the Code. Under the Code, an employee who is granted an option under the 1992 Plan will not realize income at either the time of grant of the option, or upon exercise of the option. If an employee disposes of shares acquired upon exercise of an option after two years from the date of grant of such option and after one year from the date of exercise of such option, the employee will be required to include in income, as compensation for the year in which such disposition occurs, an amount equal to the lesser of
(i) the excess of the fair market value of such shares at the time of disposition over the exercise price or (ii) the excess of the fair market value of such shares at the time the option was granted over the exercise price. The employee's basis in the shares disposed of will be increased by an amount equal to the amount so includible in his or her income as compensation, and any gain or loss computed with reference to such adjusted basis which is recognized at the time of disposition will be long-term capital gain or loss. In such event, the Company (or the subsidiary by which the employee is employed) will not be entitled to any deduction from income.

        If any employee disposes of the shares purchased under the 1992 Plan within such two year and one year period, the employee will be required to include in income, as compensation for the year in which such disposition occurs, an amount equal to the excess of the fair market value of such shares on the date of purchase over the exercise price. The employee's basis in such shares disposed of will be increased by an amount equal to the amount includible in his or her income as compensation, and any gain or loss computed with reference to such adjusted basis which is recognized at the time of disposition will be capital gain or loss, either short-term or long-term, depending on the holding period for such shares. In the event of a disposition within such two year or one year period, the Company (or the subsidiary by which the employee is employed) will be entitled to a deduction from income equal to the amount the employee is required to include in income as compensation as a result of such disposition.

        The Board of Directors may modify or amend the 1992 Plan in any way which will not destroy the status of the 1992 Plan as a qualified employee stock purchase plan as defined in Section 423 of the Code, but no such amendment or modification may affect options granted under the 1992 Plan prior to the date of such amendment or modification.

        As of December 27, 1997, no options were outstanding but optionees had exercised rights during 1997 to purchase 717 shares at prices ranging from $6.27 to $8.50 for total net proceeds of $5,600.

401(k) Retirement Plan

        On January 1, 1992, the Company adopted the amended and restated R&B, Inc. 401(k) Retirement Plan and Trust (the "401(k) Plan"), a defined contribution discretionary profit-sharing plan. The 401(k) Plan is administered by the Company and is available to all employees once they have met certain age and service requirements. Individual accounts are maintained for the cash contributions made on behalf of each eligible employee and each eligible employee has a choice of investment options from among a variety of mutual funds and professionally managed accounts as to the contributions to his account. There are two types of contributions to the 401(k) Plan: (1) an employee can make a voluntary contribution of the employee's compensation which is deducted by the Company from the employees normal compensation (legal limitations may restrict the maximum voluntary contribution by an employee in any given year); and (2) the Company may make discretionary contributions, in cash, common stock or a combination thereof, which is allocated among the participants based on the employee's annual compensation compared to the total annual compensation of all eligible employees.

        Benefits are payable at age 65 (normal retirement), total disability, death, or upon early employment termination. There are vesting requirements for the Company's contributions, but not for the employee's voluntary contributions. The vesting schedule provides for twenty percent vesting each year after one year of service, with one hundred percent vesting at six years or more.

        For the fiscal year ended December 27, 1997, the Company contributed an amount equal to four percent of each eligible employee's annual compensation (with certain limitations to highly compensated employees). The Company's contribution will be funded one half in cash and one half in Company common stock.


Certain Transactions

        For information concerning certain transactions as required by Item 404 of Regulation S-K of the Securities Exchange Act of 1934, as amended, see the section below entitled Compensation Committee Interlocks and Insider Transactions.



  Management Compensation Policy Committee Report on Executive Compensation

        This report is not deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission (the "SEC") or subject to the SEC's proxy rules or to the liabilities of Section 18 of the Securities Exchange Act of 1934 (the "1934 Act"), and the report shall not be deemed to be incorporated by reference into any prior or subsequent filing by the Company under the Securities Act of 1933 or the 1934 Act.

        The Compensation Committee is composed of four directors, George L. Bernstein, John F. Creamer, Edgar W. Levin and Jack A. Robinson. The committee is responsible for setting and administering executive officer salaries, bonuses and other employee benefits. The Company's compensation philosophy reflects a commitment to compensate executives competitively with other companies in the industry while rewarding specific executives for achieving levels of operational excellence and financial returns which insure positive short and long-term business performance and continual growth in shareholder value. The Board of Directors believes that the Company's overall compensation program must be competitive in order to attract and retain the qualified individuals necessary to manage the Company and address the significant challenges facing the Company and the industry.

        The compensation program for executives consists of a base salary plus bonus of up to 25% of base salary. At the end of each fiscal year, the Committee reviews annual salary recommendations made under the direction of the Chief Executive Officer for all executive officers. The Committee makes an independent, subjective determination of the appropriateness of each recommendation and may accept such recommendation as made or may increase or decrease such recommendation as the Committee deems appropriate. The Committee desires that overall compensation reflect the performance of each individual executive over time. Base salaries are set at levels subjectively determined by the Committee to adequately reward and retain capable executive, including the Chief Executive Officer. The Committee considers the importance of and skills required in a particular executive position in establishing base salary. Neither the Company in making recommendations, nor the Committee in approving base salary uses any mechanical formulations or weighting of any of the factors considered.

        Richard Berman and Steven Berman received a base salary of $350,000 and bonus of 39,475 each in 1997 which represents a 11.3% increase over 1996, while the Company's net income increased 27.7% in 1997 over 1996 net income

        The foregoing report has been furnished by:

               George L. Bernstein
               John F. Creamer
               Edgar W. Levin
               Jack A. Robinson



       Compensation Committee Interlocks and Insider Transactions

       Richard Berman and Steven Berman receive a salary set by the Compensation Committee of the Board of Directors and also serve as directors. However, they do not participate in deliberations regarding their own salary. Richard Berman and Steven Berman are partners in the Berman Real Estate Partnership.

Leases of Real Property: The Company leases its Colmar, Pennsylvania and Carrollton, Georgia facilities from two partnerships of which Richard Berman, Steven Berman, their father, Jordan Berman, and their brothers, Marc Berman and Fred Berman, are partners. Under the lease for the Pennsylvania property, the Company paid rent of $3.12 per square foot ($1.0 million per year) in 1997. Under the lease for the Georgia property, the Company paid rent of $2.48 per square foot ($0.2 million per year) in 1997. The rents payable on both the Pennsylvania and Georgia properties are adjusted on January 1 of each year to reflect annual changes in the Consumer Price Index for All Urban Consumers - U.S. City Average, All Items. In addition, the Company's lease for its Pennsylvania property grants the lessor the right, exercisable at its option on January 1, 2000, to increase the rent to an amount determined by an independent appraiser to be the then fair market rent. The Pennsylvania lease provides that, after giving effect to the foregoing adjustments, the rent payable for a given year will be reduced if, and to the extent that, it exceeds the Company's pre-tax income (before actual rent expense under the lease) for the preceding fiscal year; provided that the rent will not be reduced below $0.6 million ($1.62 per square foot). The leases for the Pennsylvania and Georgia properties are "net" leases, under which the Company is responsible for all expenses attributable to the leased properties (including maintenance and repair) and for the conduct of its operations in compliance with all applicable laws and regulations. The Company's lease for its Pennsylvania property provides that, as between the Company and the related partnership lessor, the lessor and its partners will bear any environmental liability and all related expenses, including legal expenses, incurred by the Company or the lessor as a result of matters which arose other than from activities of the Company (although for any environmental liability arising from the Company's activities, the Company will bear all such liability and any related expenses, including legal expenses, incurred by the Company or the lessor). The Pennsylvania lease will expire on December 28, 2002, and the Georgia lease will expire on January 2, 2005. In the opinion of management, the terms of these leases are no less favorable than those which could have been obtained from an unaffiliated party.

Transactions with Twincor, Inc.: Twincor, Inc. has purchased certain products from the Company at prices which are at least as favorable as those the Company would receive in arm's-length transactions with unaffiliated parties. To date, the Company has not had any material purchases from Twincor, Inc.

        The Company provides certain accounting, legal and other administrative services to Twincor, Inc. pursuant to an oral agreement, which is terminable at will. Twincor, Inc. paid the Company $575 per month for these services in 1997. The Company believes these amounts approximate their reasonable value.

Affiliate Loans and Guaranties: The Pennsylvania property referred to above is being purchased by the partnership from the Montgomery County Industrial Development Corporation ("MCIDC") under an installment sale agreement. MCIDC has, in turn, borrowed approximately $2.0 million from CoreStates Bank N.A. ("CoreStates") and approximately $1.2 million from the Pennsylvania Industrial Development Authority ("PIDA") to fund in full its purchase and development of the Pennsylvania property. The partnership's payments to MCIDC under the installment sale agreement are required to be at least equal to the principal and interest payable by MCIDC under these two loans, and the Company's rental payments on the Pennsylvania property are required to be at least equal to the partnership's payments under the installment sale agreement with MCIDC. The Company has guaranteed the obligations of the partnership and MCIDC to CoresStates and of MCIDC to PIDA. Under the provisions of the agreement pursuant to which the partnership acquired the Colmar property, the partnership may be required to indemnify the seller of that property for environmental liabilities which existed at the time of the sale. With respect to the Georgia property referred to above, the Company has guaranteed the obligations of the other partnership.


Beneficial Ownership of Common Stock

        The following table sets forth the beneficial ownership of the Company's Common Stock as of March 20, 1998 by (i) each director and nominee, (ii) each person known by the Company to be the beneficial owner of five percent or more of the Common Stock, (iii) each executive officer named in the summary compensation table below, and (iv) all directors and executive officers as a group.


    Name of Beneficial Owner    Amount and Nature of            Percentage of
      or Identity of Group    Beneficial Ownership (1)        Outstanding Shares
      ---------------------   ------------------------       -------------------
Steven L. Berman (2)(3)(4)(5)        1,162,317                         14.4%
Richard N. Berman (2)(3)(4)(5)       1,128,677                         14.0%
Jordan S. Berman (2)(6)                859,124                         10.7%
Fleet Financial Group, Inc.(7)         511,400                          6.3%
Dimensional Fund Advisors, Inc.(8)     480,300                          6.0%
T. Rowe Price Associates, Inc.(9)      437,000                          5.4%
Fred B. Berman (2)(10)                 369,644                          4.6%
Marc H. Berman (2)(10)                 369,644                          4.6%
Malcolm S. Walter                       29,700                           *
David A. Eustice                        25,000                           *
Ronald R. Montgomery                    20,000                           *
Edgar W. Levin                          20,000                           *
George L. Bernstein                     15,500                           *
John F. Creamer, Jr.                    15,000                           *
Jack A. Robinson                        15,000                           *
Paul R. Lederer                              0
Executive officers and directors as a
group (13 persons)(4)                2,497,314                         31.0%
----------------------------

* Less than 1%


(1) The securities "beneficially owned" by a person are determined in accordance with the definition of "beneficial ownership" set forth in the regulations of the Securities and Exchange Commission (the "Commission") and accordingly, may include securities owned by or for, among others, the spouse, children or certain other relatives of such person as well as other securities as to which the person has or shares voting or investment power or has the right to acquire within 60 days of March

20, 1998. The same shares may be beneficially owned by more than one person. Beneficial ownership may be disclaimed as to certain of the securities. Fractional shares are rounded to the closest whole number.

(2) Pursuant to an agreement among Richard Berman and Steven Berman, their father Jordan Berman, and their brothers, Fred Berman and Marc Berman, each of them has granted the others rights of first refusal, exercisable on a pro rata basis or in such other proportions as the exercising shareholders may agree, to purchase shares of Common Stock of the Company which any of them, or upon their deaths their respective estates, proposes to sell to third parties. The Company has agreed with these shareholders that, upon their deaths, to the extent that any of their shares are not purchase by any of these surviving shareholders and may not be sold without registration under the 1933 Act, the Company will use its best efforts to cause those shares to be registered under the 1933 Act. The expenses of any such registration will be borne by the estate of the deceased shareholder.

(3) Does not reflect 131,877 shares of common stock held by the R&B, Inc. 401(k) Retirement Plan for which Richard Berman and Steven Berman are trustees.

(4) Does not reflect approximately 17,200 shares of common stock to be issued as part of the 1997 contribution for all eligible employees under the R&B, Inc. 401(k) Retirement Plan for which Richard Berman and Steven Berman are trustees. The shares will be allocated to all eligible employees in proportion to their annual income. The number of shares to be allocated to Richard Berman, Steven Berman, Malcolm Walter and all officers and directors as a group are approximately 324 shares, 324 shares, 142 shares and 1,480 shares, respectively.

(5) Address of this shareholder is c/o R&B, Inc. P.O. Box 1800, Colmar, Pennsylvania 18915.

(6)  Address of this  shareholder  is P.O.  Box 474,  Springhouse,  Pennsylvania
19477.

(7) Based upon a Schedule 13G filed on February 13, 1998 by Fleet Financial Group, Inc. ("Fleet"). The principal address of Fleet is One Federal Street, Boston, MA 02211

(8) Based upon a Schedule 13G filed on February 10, 1998 by Dimensional Fund Advisors, Inc. ("Dimensional"). The principal address of Dimensional is 1299 Ocean Avenue, 11th Floor, Santa Monica, California 90401

(9) Based upon a Schedule 13G filed on February 10, 1998 by T. Rowe Price Associates, Inc. ("T. Rowe Price"). The principal address of T. Rowe Price is 100 East Pratt Street, Baltimore, MD 21202

(10) Address of this shareholder is c/o Twincor, Inc. 180 New Britain Blvd., Chalfont, Pennsylvania 18914.



                                         Filing Disclosure

        Section 16(a) of the Securities Exchange Act of 1934, as amended, and the rules thereunder require the Company's officers and directors and persons who own more than 10% of the Company's common stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the National Association of Securities Dealers and to furnish the Company copies.

        Based on its review of the copies of such forms received by it, or written representation from certain reporting persons, the Company believes that, during the last fiscal year all filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with.

                            Shareholder Return Performance Presentation

        Set forth below is a line graph comparing, for the period from December 24, 1992 to December 27, 1997, the cumulative total shareholder return on the Company's Common Stock with the cumulative total shareholder return on the NASDAQ Market Index and an index of a group of peer companies selected by the Company. The graph assumes $100 invested on December 24, 1992 in the Company's Common Stock and each of the indices, and that the dividends were reinvested when and as paid. The companies in the Peer Group are Echlin, Inc., Edelbrock Corporation, Federal-Mogul Corporation, Motor Car Parts and Accessories, Inc. and Standard Motor Products, Inc. The Company is not included in the Peer Group. In calculating the cumulative total shareholder return of the peer group index, the shareholder returns of the companies included are weighted according to the stock market capitalization of such companies.

                                    Comparison of Total Return
                    R&B, Inc. Common, NASDAQ Market Index and Peer Group Index





MEASUREMENT PERIOD
                    R&B, INC.      NASDAQ TOTAL RETURN           PEER GROUP


12/24/92            100.00              100.00                      100.00
12/24/93            125.00              111.72                      136.54
12/31/94             89.29              114.80                      124.58
12/30/95            100.00              162.22                      135.61
12/28/96            100.89              199.65                      126.21
12/27/97            141.07              245.13                      163.90









                                      Shareholder Proposals

        Proposals by shareholders to be presented at the Company's meeting to be held in 1999 must be received by the Company no later than December 26, 1998 in order to be considered for inclusion in the Company's proxy statement and form of proxy for that meeting.

                                          Annual Report

        A copy of the Company's Annual Report to Shareholders for the fiscal year ended December 27, 1997 is being furnished concurrently with this Proxy Statement to all persons who were Shareholders on the Record Date. The Annual Report should not be regarded as proxy soliciting material.

    A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 27, 1997 CAN BE OBTAINED WITHOUT CHARGE BY WRITING TO R&B, INC. 3400 EAST WALNUT STREET, COLMAR, PENNSYLVANIA 18915, ATT: BARRY D. MYERS, ASSISTANT SECRETARY.

                                      Solicitation of Proxies

        All expenses incurred in connection with the solicitation of the enclosed proxy card will be paid by the Company. In addition to solicitation by mail, officers, directors and regular employees of the Company, who will receive no additional compensation for their services, may solicit proxies by mail, telephone, telegraph or personal call if proxies are not received in a timely fashion. The Company has requested that brokers and nominees who hold stock in their names furnish this proxy material to their customers; the Company will reimburse these brokers and nominees for their out-of-pocket and reasonable expenses.

        Although it is not anticipated, the Company reserves the right to retain a professional firm of proxy solicitors to assist in solicitation of proxies. The Company estimates that it would be required to pay such firm fees ranging from $5,000 to $10,000 plus out-of-pocket expenses.


                                  Independent Public Accountants

        The accounting firm of Arthur Andersen LLP acted as the Company's independent public accountants for the fiscal year ended December 27, 1997 and has been selected by the Board of Directors to serve as the Company's independent public accountants for the fiscal year ending December 26, 1998. A representative of Arthur Andersen LLP is expected to be present at the Annual Meeting and to have the opportunity to make a statement, if he desires to do so, and is expected to be available to respond to appropriate questions.


                                 Other Matters

        As of the date of this Proxy Statement, no other matter is known which will be brought before the Annual Meeting. However, the enclosed proxy confers discretionary authority to vote with respect to any and all of the following matters that may come before the meeting: (i) matters that the Company's Board of Directors does not know, a reasonable time before proxy solicitation, are to be presented for approval at the meeting (ii) approval of the minutes of a prior meeting of shareholders, if such approval does not constitute ratification of the action at the meeting; (iii) the election of any person to any office for which a bona fide nominee is unable to serve or for good cause will not serve;
(iv) any proposal omitted from this Proxy Statement and the form of proxy pursuant to Rule 14a-8 under the Exchange Act, as amended; and (v) matters incidental to the conduct of the meeting. If any such matters come before the meeting, the proxy agents named in the accompanying proxy card will vote in accordance with their best judgment and discretion.


                                 By Order of the Board of Directors





                                 BARRY D. MYERS
                                 Vice President, General Counsel and
                                 Assistant Secretary

Colmar, Pennsylvania
April 17, 1998

                                             EXHIBIT A

                       R&B, INC.  AMENDED AND RESTATED INCENTIVE STOCK PLAN


1. Purpose of Plan

             The Plan is intended as an additional incentive to employees' directors, consultants and advisors to enter into or remain in the employ or service of R&B, Inc., a Pennsylvania Corporation (the "Company"), or its Affiliates (as defined below) and to devote themselves to the Company's success by providing them with an opportunity to acquire or increase their proprietary interest in the Company through the receipt of Options.

2. Definitions

(a) "Affiliate" means any corporation which is a parent corporation of the Company within the meaning of section 425(e) of the Code or a subsidiary corporation of the Company within the meaning of section 425(f) of the Code.

(b) "Board" means the board of directors of the Company.

(c) "Code" means the Internal Revenue Code of 1986, as amended

(d) "Committee" means the committee described in Paragraph 5(a).

(e) "Date of Grant" means the date on which an Option is granted.

(f) "Eligible Persons" means the persons described in Paragraph 7 as being eligible to receive Options.

(g) "Fair Market Value" per Share means, on any given date, the last sale price of Shares as reported on a national securities exchange or, if Shares are not listed on a national securities exchange, as reported on the NASDAQ National Market System or, if not included on the NASDAQ National Market System but otherwise included in NASDAQ or, if not included in NASDAQ but subject to quotations included on the "pink sheets" otherwise disseminated, then the fair market value per Share hall be the mean between the closing "bid" and "asked" prices thereof, as applicable and as the Committee determines, or if the Shares are not so reported, the fair market value of Shares determined by the Committee in good faith.

(h) "Incentive Stock Option" means an Option granted under the Plan, intended to be an "incentive stock option" within the meaning of section 422A(b) of the Code, designated by the Committee at the time of such grant as an Incentive stock Option and containing the terms specified herein for Incentive Stock Options.

(i) "Non-Qualified Option" means an Option granted under the Plan, designated by the Committee at the time of such grant as a Non-Qualified Option and containing the terms specified herein for Non-Qualified Options, or any Option granted under the Plan which fails to qualify as an Incentive Stock Option.

(j) "Option" means any stock option granted under the Plan and described in either Paragraph 3(a) or Paragraph 3(b).

(k) "Optionee" means a person to whom an Option has been granted under the Plan, which Option has not been exercised and has not expired or terminated.

(l) "Plan" means the R & B. Inc. 1990 Incentive Stock

(m) "Rule 16b-3" means Rule 16b-3 (or any similar rule) promulgated by the Securities and Exchange Commission.

                                                A1

(n) "Share" or "Shares" means a share or shares of common stock, $0.01 par value, of the Company.

(o) "Ten Percent Shareholder" means a person who, on the Date of Grant, owns, either directly or within the meaning of the attribution rules of section 425(d) of the Code, stock possessing more than 10% of the total combined voting power of all classes of stock of his or her employer corporation or of Its parent or subsidiary corporations, as defined respectively in sections 425(e) and (f) of the Code, provided that the employer corporation is the Company or an Affiliate

3. Rights To Be Granted

             Rights that may be granted under the Plan are:

             (a) Incentive Stock Options, which give the Optionee one right for a specified time period to purchase a specified number of Shares for a price not less than the Fair Market Value on the Date of Grant: and

             (b) Non-Qualified Options, which give the Optionee the right for a specified time period to purchase a specified umber of Shares for a price not less than the Fair Market Value on the Date of Grant.

4. Stock Subject to Plan

             The maximum number of Shares that may be issued pursuant to the Plan upon exercise of Options is 672,500, subject to adjustment as provided in Paragraph 12. The Shares so delivered may, at the Company's option, be either treasury Shares or Shares originally issued for such purpose. If an option covering Shares terminates or expires without having been exercised in whole or in part, additional Options may be granted covering the Shares as to which the Option was not exercised.

5. Administration of Plan

             (a) The Plan shall be administered by the Board, without participation by any director on any matter pertaining to him. However, the Board may designate a Committee composed of three or more of its members to operate and administer the Plan in its stead.

             (b) The Committee shall hold meetings at such times and places as it may determine. A majority of the members of the Committee shall constitute a quorum. Acts approved at a meeting by a majority of the members of the Committee or acts approved in writing by the unanimous consent of the members of the Committee shall be the valid acts of the Committee.

             (c) The Committee shall, from time to time at its discretion, grant Options to Eligible Persons pursuant to the terms of the Plan. The Committee shall have plenary authority to determine the Eligible Persons to whom, and the times at which, Options shall be granted, the number of Options to be granted and the price and other terms and conditions thereof, subject, however, to the express provisions of the Plan. In making such determinations, the Committee may take into account the nature of each Eligible Person's services and responsibilities' such Eligible Person's present and potential Contribution to the Company's success and such other factors as It may deem relevant. The interpretation and construction by the Committee of any provision of the Plan or of any Option granted under it shall be final, binding and conclusive.

             (d) Each member of the Committee shall be entitled, without further act on his or her part, to indemnity from the Company and limitation of liability to the fullest extent provided by applicable law and the Company's Articles of Incorporation and/or By-laws in connection with or arising out of any action, suit or proceeding with respect to the administration of the Plan or the granting of Options thereunder in which he or she may be involved by reason of his or her being or having been a member of the Committee, whether or not he or she continues to be a member of the Committee at e time of the action, suit or proceeding.


                                                A2

 6. Grant of Rights

              (a) The Committee may grant Options to Eligible Persons.

              (b) The grant of an Option pursuant to the Plan shall not be construed to imply or to constitute evidence of any agreement, express or implied, on the part of the Company or any Affiliate to retain the Optionee as an employee, director, consultant or advisor of the Company or any Affiliate.

 7. Eligibility

              (a) All employees, directors, consultants and advisors of the Company or its Affiliates shall be Eligible Persons, eligible to receive grants of Options. An Eligible Person may receive more than one Option but only on the terms and conditions, and subject to the restrictions of the Plan. No Optionee shall be granted Options to receive, in the aggregate, more than 10% of the Shares that may be issued pursuant to the Plan.

              (b) An Incentive Stock Option shall not be granted to a Ten Percent Shareholder except on such terms as are provided in Paragraphs 8(b) and 8(f) with respect to such a person. An Incentive Stock Option shall not be granted to an Eligible Person who is not an employee of the Company.

8. Option Agreements and Terms

            All Options shall be evidenced by Option agreements that shall be executed on behalf of the Company and by the respective Optionees. The terms of Option agreements need not e identical as between Optionees, or for Options granted at any particular time, and shall be determined from time to time y the Committee, consistent, however, with the following:

            (a) Time of Grant. All Options shall be grantedwithin 10 years of the date of adoption of the Plan.

            (b) Option Price. The option price per Share shall determined by the Committee but shall not be less than 100% 8' the Fair Market Value of a Share on the Date of Grant; Provided, however, that with respect to any Incentive Stock Options granted to a Ten Percent Shareholder, the option price Or Share shall not be less than 110% of the Fair Market Value a Share on the Date of Grant.

            (c) Restrictions on Transferability. No Option shall transferable otherwise than by will or the laws of descent and distribution and, during the lifetime of the Optionee, shall be exercisable only by such Optionee. Upon the death of Optionee, the person to whom the rights shall have passed by will or by the laws of descent and distribution may exercise any Options only in accordance with the provisions of Paragraph 8(f).

            (d) Payment Upon Exercise of Options. Full payment for Shares purchased upon the exercise of an Option shall be made in cash or, at the election of the Optionee and as the Committee may, in its sole discretion, approve in the Option agreement' by surrendering Shares with an aggregate Fair Market Value (determined on the date of the delivery of the Shares) equal to the aggregate option price, or by delivering such combination of Shares and cash as the Committee may, in its sole discretion, approve in the Option agreement.

            (e) Issuance of Certificate upon Exercise of Options; Payment of Cash. Only whole Shares shall be issuable upon exercise of Options. Any right to a fractional Share shall be satisfied in cash by multiplying the fractional Share by the Fair Market Value of a Share on the date the Option is exercised. Subject to Paragraph 14, upon payment of the option price, a certificate for the number of whole Shares and a check for the Fair Market Value on the date of exercise of any fractional Share to which the Optionee is entitled shall be delivered to such Optionee by the Company.


                                                A3

             (f) Termination of Options. No Option shall be exercisable after the first to occur of the following:

            (i) Expiration of the Option term specified in the Option agreement, which in no event shall exceed (A) ten years from the Date of Grant, or (B) five years from the Date of Grant in the case of an Optionee who is a Ten Percent Shareholder;

            (ii) Expiration of thirty days from the date of the termination or cessation of employment under Paragraph 9 of the Plan of an Optionee who is a director or employee of the Company or an Affiliate, for any reason other than disability (within the meaning of section 22(e)(3) of the Code) or death;

            (iii) Expiration of one year from the date of termination or cessation of employment under Paragraph 9 of the Plan of an Optionee who is a director or employee of the Company or an Affiliate due to the Optionee's disability (within the meaning of section 22(e)(3) of the Code) or death, provided that no Option that was not exercisable at such termination or cessation of employment shall become exercisable following such termination or cessation of employment; or

            (iv) The date, if any, set by the Committee to be an accelerated expiration date in the event of the occurrence of a transaction or series of related transactions as set forth in Paragraph 13 of the Plan.

            (g) Date of Exercise. The date of exercise of an option shall be the date on which written notice of exercise and payment in full of the option price shall be received by the Company in accordance with the provisions of the Option agreement. Each such exercise shall be irrevocable when given. Each notice of exercise must (i) specify the Incentive stock option, Non-Qualified Option, or combination thereof, being exercised; and (ii) include a statement of preference (which shall not be binding on the Committee) as to the manner in which payment to the Company shall be made (Shares, cash or combination of Shares and cash). Notwithstanding the above, should the Company be advised by counsel that issuance of Shares should be delayed pending (A) registration under federal or state securities laws or (B) the receipt of an opinion that ban appropriate exemption therefrom is available, the Company may defer exercise of any Option granted hereunder until either such event in (A) or (B) has occurred.

            (h) Multiple Grants of Incentive Stock Options and Non-Qualified Options. The grant, exercise, termination or expiration of any Incentive Stock Option or Non-Qualified Option shall, by itself, have no effect upon any other Incentive Stock Option or Non-Qualified Option held by the same Optionee.


9. Termination or Cessation of Employment

              For purposes of the Plan:

             (a) a transfer of an employee between two employers, each of which is the Company or an Affiliate, shall not be deemed a termination or cessation of employment; and

             (b) the end of the term of office of an Optionee or Participant who is a director of the Company or an Affiliate but who is not an employee, consultant or advisor of the Company or an Affiliate and who is not reselected as a director of the Company or an Affiliate shall be deemed a termination or cessation of employment.

10. Limitation on Exercise of Incentive Stock Options

              The aggregate Fair Market Value (determined as of the time Options are granted) of the Shares with respect to which Incentive Stock Options may first become exercisable by an Optionee in any one calendar year under the Plan and under any Other plan of the Company and its Affiliates, shall not exceed $100,000. The limitations imposed by this Paragraph 10 shall apply only to Incentive Stock Options granted under the Plan, and not to any other Options. In the

                                                A4
event an individual receives an Option intended to be an Incentive Stock Option which is subsequently determined to have exceeded the limitation set forth above, or if an individual is granted options that first become exercisable in a calendar year that have an aggregate Fair Market Value (determined as of the time the options are granted) that exceeds the limitation set forth above, the Options in excess of the limitation shall be treated as Non-Qualified Options.

11. Rights as Stockholders

             No Optionee shall have any right as a stockholder with respect to any Shares subject to his Options until the date of the issuance of a stock certificates to him or her for such Shares.

12. Changes in Capitalization

             In the event of a stock dividend, stock split, recapitalization, combination, subdivision, issuance of rights, or other similar corporate change, the Board shall make full anti-dilution adjustments in the aggregate number of Shares that may be covered by Options agreements issued pursuant to the Plan, the number of Shares that may be the subject of any individual grant of Options, and the number of Shares subject to, and the option price of, each then-outstanding Option.

13. Mergers, Dispositions and Certain Other Transactions

             If, during the term of any Option agreement, the Company or any Affiliate shall be merged into or consolidated with or otherwise combined with or acquired by another person or entity, or there is a divisive reorganiza tion or a liquidation or partial liquidation of the Company, the Committee may choose to take no action with regard to some or all of the Options outstanding or, notwithstanding any other provision of the Plan, to take any of the following courses of action:

             (a) Not less than 15 days nor more than 60 days prior to any such transaction, to notify all Optionees that their Options shall expire on the 15th day after the date of such notice' in which event all Optionees shall have the right to exercise any or all of their Options prior to such new expiration date; or

             (b) The Company may provide in any agreement with respect to any such merger, consolidation, combination or acquisition that the surviving, new or acquiring corporation shall grant options to the Optionees to acquire shares in such Corporation with respect to which:

                  (i) the excess of the fair-market value of the shares of such corporation immediately after the consummation of such merger, consolidation, combination or acquisition over the option price, shall be as nearly equal to, but not greater than, the excess of the Fair Market Value of the Shares over the option price of Options immediately prior to the consummation of such merger, consolidation, combination or acquisition; and

                  (ii) on a share-by-share basis, the ratio of the option price to the fair market value of the shares of the surviving, new, or acquiring corporation immediately after such merger, consolidation, combination or acquisition is no more favorable to the Optionee than the ratio of the option price to the Fair Market Value of the Shares immediately before such merger, consolidation, combination or acquisition; or

             (c) The Company shall take such other action as the Board shall determine to be reasonable under the circumstances in order to permit Optionees or Participants to realize the value of rights granted to them under the Plan.

14. Delivery of Certificates for Shares; Tax Withholding

             The Company shall not be obligated to deliver any stock certificates for Shares issuable on the exercise of Options until such Shares have been listed (or authorized for listing upon official notice of issuance) upon each stock exchange upon which outstanding Shares of such class at the time of the award are listed nor until there has been

                                                A5
compliance with such laws or regulations as the Company may deem applicable, including without limitation, registration or qualification of such Shares under any federal or state law. If the Optionee is an employee of the Company or its Affiliates' the Optionee shall make available to the Company an amount sufficient to satisfy all Federal, state and local Withholding tax requirements prior to the delivery or transfer of any certificate or certificates for Shares issuable on the exercise of an Option. The Committee may, in its sole discretion, provide in the Option agreement that the Company may retain from the Shares which are otherwise issuable or deliverable to the Optionee a number of Shares which have a Pair Market Value (determined on the date of delivery of the shares) equal to such tax liability. Notwithstanding the above, the Company's obligation to make any delivery or transfer of Shares shall be conditioned on the Optionee's Compliance to the Company's satisfaction with any withholding requirement imposed by Federal, state or local law.

15. Interpretation

             The Committee shall have the power to interpret the Plan and to make and amend rules for putting it into effect and administering it. It is intended that the Incentive Stock options granted under the Plan shall constitute incentive stock options within the meaning of section 422A of the Code, that Shares transferred pursuant to the exercise of Non-Qualified options shall constitute property subject to federal income tax pursuant to the provisions of section 83 of the Code and, if section 16(b) of the Securities Exchange Act of 1934, as amended, applies to any Optionee, that the Plan shall qualify for the exemption available under Rule 16b-3. The provisions of the Plan shall be interpreted and applied insofar as possible to carry out such intent.

16. Amendments

             The Plan may be amended by the Board, but any amendment that increases the aggregate number of Shares that may be issued pursuant to the Plan upon exercise of Incentive Stock Options (otherwise than pursuant to Paragraph
12), that changes the class of individuals eligible to receive Incentive Stock Options, or that otherwise requires the approval of the stockholders of the Company in order to comply with the requirements of Rule 16b-3 shall require such approval as is necessary to satisfy the requirements of the Rule 16b-3 and as is required by applicable state law, as then in effect, to make the amendment effective. No outstanding Option shall be affected by any such amendment without the written consent of the Optionee, or other person then entitled to exercise such Option.

17. Securities Law

             The Committee shall have the power to make each grant under the Plan subject to such conditions as it deems necessary or appropriate to comply with the then-existing requirements of the Securities Act of 1933 or the Securities Exchange Act of 1934, including Rule 16b-3.

18. Effective Date and Term of Plan

             The Plan shall become effective on the date of adoption of the Plan, and shall expire on the day before the tenth anniversary of the date of adoption of the Plan, unless sooner terminated by the Board. The Board shall submit this Plan to the stockholders of the Company for their approval at the first annual meeting of stockholders held after the adoption of the Plan by the Board. Any Option granted before the approval of the Plan by the Company's Stockholders shall be expressly conditioned upon, and shall not be exercisable until, approval. If such stockholder approval is not received n one year from the date of the adoption of the Plan by the Board, all Options granted under the Plan shall expire.


19.  Restrictions on Share Transferability and Repurchase Rights


             The Committee, in its discretion, may include in an option agreement (i) restrictions on the transferability of Shares acquired under the Plan and (ii) circumstances under which the Company shall have repurchase rights in

                                                A6

Shares at a price determined under the Option agreement. Shares shall bear an appropriate legend-evidencing any such transfer restrictions or repurchase rights.

20. General

             Each Option agreement shall contain such terms and conditions not inconsistent with the Plan as the Committee may determine. The issuance of Shares on the exercise of an Option shall be subject to all of the applicable requirements of the Pennsylvania Business Corporation Law of 1988, as amended from lime to time, and other applicable laws, including federal or ate securities laws, and all Shares issued under the Plan shall be subject to the terms and restrictions contained in the Articles of Incorporation of the Company, as amended from time to time. Among other things, the Optionee may be required to deliver an investment representation to the Company in connection with any exercise of such Option or to agree to Refrain from selling or otherwise disposing of the Shares acquired for a specified period of time or on specified terms.



                                                A7